Exhibit 4(ss)

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

PPL Capital Funding, Inc.’s Junior Subordinated Notes 2013 Series B due 2073, which are guaranteed as to payment of principal, interest and any premium by PPL Corporation (the “2013 Notes”), are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
PPL Capital Funding Junior Subordinated Notes 2013 Series B due 2073
The following summary description sets forth certain terms and provisions of the 2013 Notes. Because this description is a summary, it does not describe every aspect of the 2013 Notes or the Subordinated Indenture under which the 2013 Notes were issued, as described below. The Subordinated Indenture was filed by PPL Corporation as an exhibit to its Current Report on Form 8-K filed on March 20, 2007 and the Supplemental Indenture No. 4 thereto relating to the 2013 Notes was filed as an exhibit to its Current Report on Form 8-K dated March 15, 2013. The Subordinated Indenture and its associated documents contain the full legal text of the matters described in this section. This summary is subject to and qualified in its entirety by reference to all of the provisions of the 2013 Notes and the Subordinated Indenture, including definitions of certain terms used in the Subordinated Indenture. The Subordinated Indenture has been qualified under the Trust Indenture Act, and reference is made to the Trust Indenture Act for provisions that apply to the 2013 Notes.
Certain terms used below and not otherwise defined herein shall have the meaning assigned to such terms in the Subordinated Indenture. Defined terms used in this summary description of the 2013 Notes shall apply only to this summary description and the 2013 Notes.
General
PPL Capital Funding issued the 2013 Notes as a series of debt securities under the Subordinated Indenture, dated as of March 1, 2007 (as such indenture may be amended and supplemented from time to time, the “Subordinated Indenture”), among PPL Capital Funding, PPL Corporation and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”). The Subordinated Indenture does not limit the amount of securities that may be issued thereunder. The 2013 Notes and all other debt securities issued under the Subordinated Indenture are collectively referred to herein as the “Subordinated Indenture Securities.”
The 2013 Notes are unsecured, subordinated obligations of PPL Capital Funding that rank junior to all of PPL Capital Funding’s Senior Indebtedness (as defined below). The 2013 Notes are fully and unconditionally guaranteed by PPL Corporation as to payment of principal, interest and any premium pursuant to the subordinated guarantees of PPL Corporation (the “Subordinated Guarantees”) that rank junior to all of PPL Corporation’s Senior Indebtedness. See “—Subordination” below.
The 2013 Notes were issued in fully registered form only, without coupons. The 2013 Notes were initially represented by one or more fully registered global securities (the “Global Securities”) deposited with the Trustee, as custodian for The Depository Trust Company (“DTC”), as depositary, and registered in the name of DTC or DTC’s nominee. A beneficial interest in a Global Security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under “Book-Entry Only Issuance—DTC.” The authorized denominations of the 2013 Notes is $25 and integral multiples of $25 in excess thereof. Except in limited circumstances described below, the 2013 Notes are not exchangeable for 2013 Notes in definitive certificated form.
The 2013 Notes were initially issued in one series in the aggregate principal amount of $450,000,000. PPL Capital Funding may, without the consent of the holders of the 2013 Notes, increase the principal amount of the series and issue additional notes of such series having the same ranking, interest rate, maturity and other terms as the 2013 Notes offered hereby (other than differences in the price to public and interest accrued prior to the issue date of such additional notes); provided that if any such additional notes are not fungible with the 2013 Notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. Any such additional notes may, together with the 2013 Notes, constitute a single series of securities under the Subordinated Indenture. The 2013 Notes and any additional notes of the same series having the same terms as the 2013 Notes offered hereby subsequently issued under the Subordinated Indenture may be treated as a single class for all purposes under the Subordinated Indenture, including, without limitation, voting, waivers and amendments.
Maturity
Unless an earlier redemption has occurred, the entire principal amount of the 2013 Notes will mature and become due and payable, together with any accrued and unpaid interest, on April 30, 2073.
Interest and Payment
PPL Capital Funding will pay interest quarterly on the 2013 Notes at the rate of 5.90% per year. PPL Capital Funding will pay interest on the 2013 Notes on January 30, April 30, July 30 and October 30 of each year, each such date referred to as an “interest payment date,” until maturity or earlier redemption. The regular record date for interest payable on any interest payment date on the 2013 Notes shall be the close of business (1) on the business day immediately preceding such interest payment date so long as all of the 2013 Notes remain in book-entry only form, or (2) on the 15th calendar day immediately preceding each interest payment date if any of the 2013 Notes do not remain in book-entry only form. See “—Book-Entry Only Issuance.” Interest on the 2013 Notes will accrue from, and including, the first date of original issuance to, but excluding, the first interest payment date. Thereafter, interest on each 2013 Note will accrue from, and including, the last interest payment date to which PPL Capital Funding has paid, or duly provided for the payment of, interest on that Note to, but excluding, the next succeeding interest payment date. No interest will accrue on a 2013 Note for the day that the 2013 Note matures. The amount of interest payable for any full quarterly period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days in the period using 30-day calendar months. If any date on which interest, principal or premium is payable on the 2013 Notes falls on a day that is not a business day, then payment of the interest, principal or premium payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. A “business day” is any day that is not a Saturday, a Sunday, or a day on which banking institutions or trust companies in New York City are generally authorized or required by law or executive order to remain closed.
In this description of the 2013 Notes the term “interest” includes quarterly interest payments and applicable interest on interest payments accrued but not paid on the applicable interest payment date.
Redemption
PPL Capital Funding may redeem the 2013 Notes at its option, in whole at any time or in part from time to time at a redemption price equal to 100% of the principal amount of the 2013 Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.
Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed at such holder’s registered address. If less than all of the 2013 Notes of any series or any tranche thereof are to be redeemed, the Trustee will select the 2013 Notes to be redeemed. In the absence of any provision for selection, the Trustee will choose a method of random selection as it deems fair and appropriate. PPL Capital Funding will pay the redemption price and any accrued interest once holders surrender the 2013 Note for redemption. If only part of a 2013 Note is redeemed, the Trustee will deliver to the holders a new Note of the same series for the remaining portion without charge.
PPL Capital Funding may make any redemption at its option conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received such money by the date fixed for redemption, PPL Capital Funding will not be required to redeem such Notes.
The 2013 Notes will not be entitled to the benefit of a sinking fund or be subject to redemption at the option of the holder.
Option to Defer Interest Payments
So long as there is no event of default under the Subordinated Indenture, PPL Capital Funding may defer interest payments on the 2013 Notes, from time to time, for one or more periods (each, an “Optional Deferral Period,” which will be deemed to begin on the most recent interest payment date on which interest on the 2013 Notes was paid) of up to 10 consecutive years per Optional Deferral Period. However, a deferral of interest payments cannot extend beyond the maturity date of the 2013 Notes. During an Optional Deferral Period, interest will continue to accrue on the 2013 Notes, and deferred interest payments will accrue additional interest at a rate equal to the interest rate on the 2013 Notes, compounded on each interest payment date, to the extent permitted by applicable law. No interest will be due and payable on the 2013 Notes until the end of the Optional Deferral Period except upon a redemption of the 2013 Notes during the deferral period.
PPL Capital Funding may pay at any time all or any portion of the interest accrued to that point during an Optional Deferral Period. At the end of the Optional Deferral Period or on any redemption date, PPL Capital Funding will be obligated to pay all accrued and unpaid interest.
Once all accrued and unpaid interest on the 2013 Notes has been paid, PPL Capital Funding again can defer interest payments on the 2013 Notes as described above, provided that an Optional Deferral Period cannot extend beyond the maturity date of the 2013 Notes.
If PPL Capital Funding defers interest for a period of 10 consecutive years from the commencement of an Optional Deferral Period, such deferred interest will become due on the interest payment date falling on the tenth anniversary of the commencement of such Optional Deferral Period. PPL Capital Funding will be required to pay all accrued and unpaid interest on such interest payment date, and to the extent it does not do so, PPL Corporation will be required to make guarantee payments in accordance with the Subordinated Guarantees. If PPL Capital Funding and PPL Corporation fail to pay in full all accrued and unpaid interest within 30 days of such interest payment date, an event of default that permits acceleration of principal and interest on the 2013 Notes will occur under the Subordinated Indenture. See “—Events of Default.”
During any period in which PPL Capital Funding defers interest payments on the 2013 Notes, neither PPL Corporation nor PPL Capital Funding may:

•	declare or pay any dividend or distribution on any of their respective capital stock, other than dividends paid in shares of their respective capital stock;

•	redeem, purchase, acquire or make a liquidation payment with respect to any of PPL Corporation’s or PPL Capital Funding’s capital stock;

•
pay any principal, interest or premium on, or repay, repurchase or redeem any of PPL Corporation’s or PPL Capital Funding’s debt securities that are equal or junior in right of payment with the 2013 Notes or the Subordinated Guarantees, as the case may be; or

•
make any payments with respect to any PPL Corporation or PPL Capital Funding guarantee of debt securities if such guarantee is equal or junior in right of payment to the 2013 Notes or the Subordinated Guarantees, as the case may be (other than payments under the Subordinated Guarantees), other than

•
purchases, redemptions or other acquisitions of PPL Corporation’s or PPL Capital Funding’s capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a stock purchase or dividend reinvestment plan, or the satisfaction of its obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring it to purchase, redeem or acquire its capital stock;

•
any payment, repayment, redemption, purchase, acquisition or declaration of a dividend as a result of a reclassification of PPL Corporation’s or PPL Capital Funding’s capital stock or the exchange or conversion of all or a portion of one class or series of its capital stock for another class or series of its capital stock or any class or series of its indebtedness for any class or series of its capital stock;

•
the purchase of fractional interests in shares of PPL Corporation’s or PPL Capital Funding’s capital stock pursuant to the conversion or exchange provisions of its capital stock or the security being converted or exchanged, or in connection with the settlement of contracts entered into by PPL Corporation to sell shares of its capital stock (“stock purchase contracts”);

•
dividends or distributions paid or made in PPL Corporation’s or PPL Capital Funding’s capital stock (or rights to acquire its capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of its capital stock) and distributions in connection with the settlement of stock purchase contracts;

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redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future;

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payments under any preferred trust securities, subordinated debentures or junior subordinated debentures, or guarantees of the foregoing, in each case that rank equal in right of payment to the 2013 Notes or the Subordinated Guarantees, so long as the amounts paid, the amounts set aside at such time for payment of such securities and guarantees on the immediately following regularly scheduled interest payment dates therefor and the amounts paid or set aside at such time for payment on the 2013 Notes on the immediately following interest payment date for the 2013 Notes, are in the same proportion to the full payment to which each series of such securities and guarantees (including the 2013 Notes) is then, or on such immediately following regularly scheduled interest payment dates will be, entitled if paid in full;

•	dividends or distributions by PPL Capital Funding on its capital stock to the extent owned by PPL Corporation; and

•	redemptions, purchases, acquisitions or liquidation payments by PPL Capital Funding with respect to its capital stock to the extent owned by PPL Corporation.
Subordination
Subordination of the 2013 Notes
The 2013 Notes are subordinate and junior in right of payment to all Senior Indebtedness of PPL Capital Funding. No payment of the principal (including redemption payments) of, or interest or premium, if any, on the 2013 Notes may be made by PPL Capital Funding until all holders of Senior Indebtedness of PPL Capital Funding have been paid, if any of the following occurs:

•	certain events of bankruptcy, insolvency or reorganization of PPL Capital Funding;

•	any Senior Indebtedness of PPL Capital Funding is not paid when due (after the expiration of any applicable grace period) and that default continues without cure or waiver; or

•
any other default has occurred and continues without cure or waiver (after the expiration of any applicable grace period) pursuant to which the holders of Senior Indebtedness of PPL Capital Funding are permitted to accelerate the maturity of such Senior Indebtedness.

Subordinated Guarantees
PPL Corporation fully and unconditionally guarantees the payment of principal of and any interest and premium on the 2013 Notes, when due and payable (and subject to PPL Capital Funding’s right to defer interest payments as described above), whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of the 2013 Notes and the Subordinated Indenture. The Subordinated Guarantees will remain in effect until the entire principal of and interest and premium, if any, on the 2013 Notes has been paid in full or otherwise discharged in accordance with the provisions of the Subordinated Indenture.
The Subordinated Guarantees are subordinate and junior in right of payment to all Senior Indebtedness of PPL Corporation. No payment of the principal (including redemption payments) of, or interest or premium on, the 2013 Notes may be made by PPL Corporation under the Subordinated Guarantees until all holders of Senior Indebtedness of PPL Corporation have been paid, if any of the following occurs:

•	certain events of bankruptcy, insolvency or reorganization of PPL Corporation;

•	any Senior Indebtedness of PPL Corporation is not paid when due (after the expiration of any applicable grace period) and that default continues without cure or waiver; or

•
any other default has occurred and continues without cure or waiver (after the expiration of any applicable grace period) pursuant to which the holders of Senior Indebtedness of PPL Corporation are permitted to accelerate the maturity of such Senior Indebtedness.

Upon any distribution of assets of PPL Capital Funding or PPL Corporation, as the case may be, to its creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all of its Senior Indebtedness must be paid in full before the holders of the 2013 Notes are entitled to receive or retain any payment from such distribution.
“Senior Indebtedness,” when used with respect to PPL Capital Funding or PPL Corporation, is defined in the Subordinated Indenture to include all of PPL Capital Funding’s or PPL Corporation’s obligations, as the case may be, whether presently existing or from time to time hereafter incurred, created, assumed or existing, to pay principal, interest, premium, penalties, fees and any other payment in respect of any of the following:

•	indebtedness for borrowed money, including, without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds and similar instruments;

•	PPL Capital Funding’s or PPL Corporation’s obligations under synthetic leases, finance leases and capitalized leases;

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PPL Capital Funding’s or PPL Corporation’s obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for PPL Capital Funding’s or PPL Corporation’s account;

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any of PPL Capital Funding’s or PPL Corporation’s other obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and

•	all obligations of others of the kinds described in the preceding categories which PPL Capital Funding or PPL Corporation has assumed or guaranteed, other than

•	trade obligations incurred in the ordinary course of business, or

•
any such obligation or guarantee that expressly provides that it is not senior to or is equal in right of payment to the 2013 Notes or the Subordinated Guarantees, as the case may be (including PPL Capital Funding’s 2007 Series A Junior Subordinated Notes due 2067, and PPL Corporation’s respective Subordinated Guarantees thereof).

The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of December 31, 2019, PPL Capital Funding had approximately $3.6 billion principal amount of indebtedness for borrowed money constituting its Senior Indebtedness, and PPL Corporation had approximately $3.6 billion principal amount (on an unconsolidated basis) of obligations constituting its Senior Indebtedness (including guarantees of indebtedness of PPL Capital Funding and certain of PPL Corporation’s other subsidiaries).
Pursuant to the subordination provisions of the Subordinated Indenture, any payment or distribution, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the 2013 Notes by PPL Capital Funding or PPL Corporation will instead be paid or delivered directly to the holders of such Senior Indebtedness of PPL Capital Funding or PPL Corporation (or their respective representative or Trustee), as the case may be, in accordance with the priorities then existing among such holders until all such Senior Indebtedness has been paid in full before any payment or distribution is made to the holders of Notes. In the event that, notwithstanding such subordination provisions, any payment or distribution of assets of any kind or character is made on the 2013 Notes by PPL Capital Funding or PPL Corporation before all such Senior Indebtedness is paid in full, the Trustee or the holders of Notes receiving such payment will be required to pay over such payment or distribution to the holders of such Senior Indebtedness.
The Subordinated Indenture provides that Senior Indebtedness will not be deemed to have been paid in full unless the holders thereof, as applicable, shall have received cash (or securities or other property satisfactory to such holders) in full payment of such Senior Indebtedness then outstanding. Upon the payment in full of all such Senior Indebtedness, the holders of the 2013 Notes shall be subrogated to all the rights of any holders of such Senior Indebtedness to receive any further payments or distributions of cash, property or securities of PPL Capital Funding or PPL Corporation, as applicable, applicable to such Senior Indebtedness until the 2013 Notes shall have been paid in full, and such payments or distributions of cash, property or securities received by the holders of the 2013 Notes, by reason of such subrogation, which otherwise would be paid or distributed to the holders of such Senior Indebtedness, shall, as between PPL Capital Funding or PPL Corporation, as applicable, and its creditors other than the holders of Senior Indebtedness, on the one hand, and the holders of the 2013 Notes, on the other, be deemed to be a payment on account of such Senior Indebtedness, and not on account of the 2013 Notes or the Subordinated Guarantees, as the case may be.
The Subordinated Indenture provides that no present or future holder of any Senior Indebtedness of PPL Capital Funding or PPL Corporation, as the case may be, will be prejudiced in the right to enforce subordination of the indebtedness under the Subordinated Indenture by any act or failure to act on the part of PPL Capital Funding or PPL Corporation, as applicable.
Events of Default
Each of the following constitutes an “Event of Default” under the Subordinated Indenture with respect to the 2013 Notes:

•
default in the payment of any interest on any 2013 Note within 30 days following the due date; provided that failure to pay interest during an Optional Deferral Period will not constitute an Event of Default;

•	default in the payment of the principal or premium on any 2013 Note on its due date;

•
PPL Corporation’s Subordinated Guarantees of the 2013 Notes cease to be effective (except in accordance with their terms), are found in any judicial proceeding to be unenforceable or invalid, or are denied or disaffirmed (except in accordance with their terms); or

•	PPL Corporation or PPL Capital Funding files for bankruptcy or certain other similar events in bankruptcy, insolvency, receivership or reorganization occur.
No Event of Default with respect to the 2013 Notes necessarily constitutes an Event of Default with respect to the Subordinated Indenture Securities of any other series issued under the Subordinated Indenture.
Acceleration. Any One Series. If an Event of Default occurs and is continuing with respect to any one series of Subordinated Indenture Securities, then either the Trustee or the holders of 25% in principal amount of the outstanding Subordinated Indenture Securities of such series may declare the principal amount of all of the Subordinated Indenture Securities of such series immediately to be due and payable.
More Than One Series. If an Event of Default occurs and is continuing with respect to more than one series of Subordinated Indenture Securities, then either the Trustee or the holders of 25% of the aggregate principal amount of the outstanding Subordinated Indenture Securities of all such series, considered as one class, may make such declaration of acceleration. Thus, if there is more than one series affected, the action by the holders of 25% of the aggregate principal amount of the outstanding Subordinated Indenture Securities of any particular series will not, in itself, be sufficient to make a declaration of acceleration.
Rescission of Acceleration. After a declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if:
(1) PPL Corporation or PPL Capital Funding pays or deposits with the Trustee a sum sufficient to pay:

•	all overdue interest;

•	the principal of and any premium which have become due otherwise than by such declaration of acceleration and interest thereon;

•	interest on overdue interest to the extent lawful; and

•	all amounts due to the Trustee under the Subordinated Indenture; and
(2) all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Subordinated Indenture. For more information as to waiver of defaults, see “—Waiver of Default and of Compliance.”
Control by Holders; Limitations. Subject to the Subordinated Indenture, if an Event of Default (or certain other defaults as discussed below), with respect to the Subordinated Indenture Securities of any one series occurs and is continuing, the holders of a majority in principal amount of the outstanding Subordinated Indenture Securities of that series will have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or

•	exercise any trust or power conferred on the Trustee with respect to the Subordinated Indenture Securities of such series.
If an Event of Default (or certain other defaults as discussed below) is continuing with respect to more than one series of Subordinated Indenture Securities, the holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the holders of the Subordinated Indenture Securities of any one of such series.
These rights of holders to make direction are subject to the following limitations:

•	the holders’ directions may not conflict with any law or the Subordinated Indenture; and

•	the holders’ directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.
The Trustee may also take any other action it deems proper which is consistent with the holders’ direction. With respect to Events of Default and other defaults in the performance of, or breach of, covenants in the Subordinated Indenture that do not constitute Events of Default, if any such Event of Default or other default occurs and is continuing after any applicable notice and/or cure period, then the Trustee may in its discretion (and subject to the rights of the holders to control remedies as described above and certain other conditions specified in the Subordinated Indenture) bring such judicial proceedings as the Trustee shall deem appropriate or proper.
The Subordinated Indenture provides that no holder of any Subordinated Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Subordinated Indenture for the appointment of a receiver or for any other remedy thereunder unless:

•	that holder has previously given the Trustee written notice of a continuing Event of Default (or other default under the Subordinated Indenture after any applicable notice and/or cure period);

•
the holders of 25% in aggregate principal amount of the outstanding Subordinated Indenture Securities of all affected series, considered as one class, have made written request to the Trustee to institute proceedings in respect of that Event of Default (or other default under the Subordinated Indenture after any applicable notice and/or cure period);

•	such holder or holders shall have offered the Trustee reasonable indemnity against costs and liabilities incurred in complying with such request;

•	for 60 days after receipt of such notice, the Trustee has failed to institute any such proceeding; and

•
no direction inconsistent with such request has been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of outstanding Subordinated Indenture Securities of all affected series, considered as one class.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders.
However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.
Notice of Default
The Trustee is required to give the holders of the 2013 Notes notice of any default under the Subordinated Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; provided, however, that in the case of a default in the performance of, or breach of, any covenant or warranty in the Subordinated Indenture (after any applicable notice and/or cure period) that does not result in an Event of Default, no such notice shall be given until at least 90 days after the occurrence thereof. The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the holders.
PPL Capital Funding and PPL Corporation have agreed to furnish the Trustee with an annual statement as to their compliance with the conditions and covenants in the Subordinated Indenture.
Waiver of Default and of Compliance
The holders of a majority in aggregate principal amount of the outstanding Notes may waive, on behalf of the holders of all outstanding Notes, any past default under the Subordinated Indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Subordinated Indenture that cannot be amended without the consent of the holder of each outstanding Subordinated Indenture Security.
Compliance with certain covenants in the Subordinated Indenture or otherwise provided with respect to Subordinated Indenture Securities may be waived by the holders of a majority in aggregate principal amount of the affected Subordinated Indenture Securities, considered as one class.
Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants
Subject to the provisions described in the next paragraph, each of PPL Capital Funding and PPL Corporation has agreed in the Subordinated Indenture to preserve its corporate existence.
PPL Capital Funding and PPL Corporation have each also agreed not to consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity unless:

•
the entity formed by such consolidation or into which PPL Capital Funding or PPL Corporation, as the case may be, is merged or the entity which acquires or which leases its property and assets substantially as an entirety is a corporation or limited liability company organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding Notes and the performance of all of its covenants under the Subordinated Indenture, and

•
immediately after giving effect to such transactions, no Event of Default (or other default under the Subordinated Indenture after any applicable notice and/or cure period), and no event which after notice or lapse of time or both would become an Event of Default (or such other default), will have occurred and be continuing.

The Subordinated Indenture does not prevent or restrict:

•	any consolidation or merger after the consummation of which PPL Capital Funding or PPL Corporation would be the surviving or resulting entity;

•
any consolidation of PPL Capital Funding with PPL Corporation or any other entity all of the outstanding voting securities of which are owned, directly or indirectly, by PPL Corporation; or any merger of any such entity into any other of such entities; or any conveyance or other transfer, or lease, or properties by any thereof to any other thereof;

•	any conveyance or other transfer, or lease, of any part of the properties of PPL Capital Funding or PPL Corporation which does not constitute the entirety, or substantially the entirety, thereof; or

•
the approval by PPL Capital Funding or PPL Corporation of, or the consent by PPL Capital Funding or PPL Corporation to, any consolidation or merger to which any direct or indirect subsidiary or affiliate of PPL Capital Funding or PPL Corporation, as the case requires, may be a party or any conveyance, transfer or lease by any such subsidiary or affiliate of any of its assets.

Modification of Subordinated Indenture
Without Holder Consent. Without the consent of any holders of Subordinated Indenture Securities, PPL Capital Funding, PPL Corporation and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to PPL Capital Funding or PPL Corporation;

•
to add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of Subordinated Indenture Securities, or to surrender any right or power conferred upon PPL Capital Funding or PPL Corporation;

•	to add any additional Events of Default for all or any series of Subordinated Indenture Securities;

•	to change or eliminate any provision of the Subordinated Indenture or to add any new provision to the Subordinated Indenture that does not adversely affect the interests of the holders;

•	to provide security for the Subordinated Indenture Securities of any series;

•	to establish the form or terms of Subordinated Indenture Securities of any series or tranche as permitted by the Subordinated Indenture;

•	to provide for the issuance of bearer securities;

•	to evidence and provide for the acceptance of appointment of a separate or successor Trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Indenture Securities;

•	to change any place or places where:

•	principal, premium and interest may be payable,

•	Subordinated Indenture Securities may be surrendered for transfer or exchange, and

•	notices and demands to or upon PPL Capital Funding or PPL Corporation may be served; or

•	to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the holders in any material respect;
provided that PPL Capital Funding and PPL Corporation will not enter into any supplemental indenture with the Trustee to add any additional Event of Default with respect to the 2013 Notes without the consent of the holders of at least a majority in aggregate principal amount of outstanding Notes.
If the Trust Indenture Act is amended so as to require changes to the Subordinated Indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the Subordinated Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Subordinated Indenture, the Subordinated Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and PPL Capital Funding, PPL Corporation and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to effect or evidence such amendment.
With Holder Consent. Except as provided above, the consent of the holders of at least a majority in aggregate principal amount of the Subordinated Indenture Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, changing or eliminating any of the provisions of the Subordinated Indenture pursuant to a supplemental indenture. However, if less than all of the series of outstanding Subordinated Indenture Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all directly affected series, considered as one class. Moreover, if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of Subordinated Indenture Securities of one or more, but less than all, of such tranches, then such proposal only requires the consent of the holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all directly affected tranches, considered as one class.
However, no amendment or modification may, without the consent of the holder of each outstanding Subordinated Indenture Security directly affected thereby,

•
change the stated maturity date of the principal or interest on any Subordinated Indenture Security (other than pursuant to the terms thereof and, in the case of the 2013 Notes, as described above under “Option to Defer Interest Payments”), or reduce the principal amount, interest or premium payable or change the currency in which any Subordinated Indenture Security is payable, or impair the right to bring suit to enforce any payment;

•	reduce the percentages of holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the Subordinated Indenture; or

•	modify certain of the provisions in the Subordinated Indenture relating to supplemental indentures and waivers of certain covenants and past defaults.
A supplemental indenture which changes or eliminates any provision of the Subordinated Indenture expressly included solely for the benefit of holders of Subordinated Indenture Securities of one or more particular series or tranches will be deemed not to affect the rights under the Subordinated Indenture of the holders of Subordinated Indenture Securities of any other series or tranche.
PPL Capital Funding will be entitled to set any day as a record date for the purpose of determining the holders of outstanding Subordinated Indenture Securities of any series entitled to give or take any demand, direction, consent or other action under the Subordinated Indenture, in the manner and subject to the limitations provided in the Subordinated Indenture. In certain circumstances, the Trustee also will be entitled to set a record date for action by holders. If such a record date is set for any action to be taken by holders of particular Subordinated Indenture Securities, such action may be taken only by persons who are holders of such Subordinated Indenture Securities at the close of business on the record date.
The Subordinated Indenture provides that certain Subordinated Indenture Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “Satisfaction and Discharge” below, will not be deemed to be “outstanding” in determining whether the holders of the requisite principal amount of the outstanding Subordinated Indenture Securities have given or taken any demand, direction, consent or other action under the Subordinated Indenture as of any date, or are present at a meeting of holders for quorum purposes.
Satisfaction and Discharge
Any Subordinated Indenture Securities or any portion will be deemed to have been paid for purposes of the Subordinated Indenture, and at PPL Capital Funding’s election, the entire indebtedness of PPL Capital Funding and PPL Corporation will be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any paying agent (other than PPL Capital Funding or PPL Corporation), in trust:

•	money sufficient,

•	in the case of a deposit made prior to the maturity of such Subordinated Indenture Securities, nonredeemable Government Obligations (as defined in the Subordinated Indenture) sufficient, or

•	a combination of items listed in the preceding two bullet points, which in total are sufficient, to pay when due the principal of, and any premium, and interest due and to become due on such Subordinated Indenture Securities or portions thereof on and prior to the maturity thereof.
The Subordinated Indenture will be deemed satisfied and discharged when no Subordinated Indenture Securities remain outstanding and when all other sums payable by PPL Capital Funding or PPL Corporation have been paid under the Subordinated Indenture.
All moneys deposited with the Trustee or any paying agent, or then held by PPL Capital Funding, in trust for the payment of principal, premium or interest on Subordinated Indenture Securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of PPL Capital Funding. Thereafter, the holder of such Subordinated Indenture Security may look only to PPL Capital Funding and PPL Corporation for payment.
Agreement by Holders to Certain Tax Treatment
Each holder of the 2013 Notes will, by accepting the 2013 Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the 2013 Notes constitute debt and will treat the 2013 Notes as debt for United States federal, state and local tax purposes.
Resignation and Removal of the Trustee; Deemed Resignation
The Trustee may resign at any time by giving written notice to PPL Capital Funding and PPL Corporation.
The Trustee may also be removed by act of the holders of a majority in principal amount of the then outstanding Subordinated Indenture Securities of any series.
No resignation or removal of the Trustee and no appointment of a successor Trustee will become effective until the acceptance of appointment by a successor Trustee in accordance with the requirements of the Subordinated Indenture.
Under certain circumstances, PPL Capital Funding may appoint a successor Trustee and if the successor accepts, the Trustee will be deemed to have resigned.
Notices
Notices to holders of the 2013 Notes will be given by mail to the addresses of the holders as they may appear in the security register.
Title
PPL Capital Funding, PPL Corporation, the Trustee, and any agent of PPL Capital Funding, PPL Corporation or the Trustee, will treat the person or entity in whose name Notes are registered as the absolute owner of those Notes (whether or not the 2013 Notes may be overdue) for the purpose of making payments and for all other purposes irrespective of notice to the contrary.
Governing Law
The Subordinated Indenture and the 2013 Notes provide that they are governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act shall be applicable.
Regarding the Trustee
The Trustee is The Bank of New York Mellon (“BNYM”). In addition to acting as Trustee, BNYM also maintains various banking and trust relationships with PPL Capital Funding and PPL Corporation and some of their affiliates.
Book-Entry Only Issuance
The 2013 Notes settled through DTC. The 2013 Notes are represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee. Upon the initial issuance of the 2013 Notes, DTC or its nominee initially credited, on its book-entry registration and transfer system, the principal amount of the 2013 Notes represented by such global securities to the accounts of institutions that have an account with DTC or its participants. The accounts so credited were designated by the underwriters. Ownership of beneficial interests in the global securities is limited to participants or persons that may hold interests through participants. The global certificates were deposited with the Trustee as custodian for DTC.
Investors may hold interests in a global security through DTC, Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), directly if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on DTC’s books.
The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in certificated form. These laws may impair the ability to transfer beneficial interests in the 2013 Notes so long as the 2013 Notes are represented by global security certificates.
DTC. DTC is a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under Section 17A of the Exchange Act. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules that apply to DTC and those using its system are on file with the SEC.
Purchases of the 2013 Notes within the DTC system must be made through participants, who will receive a credit for the 2013 Notes on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through whom they purchased Notes. Transfers of ownership in the 2013 Notes are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their Notes, except if use of the book-entry system for the 2013 Notes is discontinued.
To facilitate subsequent transfers, all Notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the 2013 Notes with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the 2013 Notes. DTC’s records reflect only the identity of the participants to whose accounts such Notes are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of Notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the 2013 Notes, such as redemptions, tenders, defaults and proposed amendments to the Subordinated Indenture. Beneficial owners of the 2013 Notes may wish to ascertain that the nominee holding the 2013 Notes has agreed to obtain and transmit notices to the beneficial owners.
Redemption notices will be sent to Cede & Co., as registered holder of the 2013 Notes. If less than all of the 2013 Notes are being redeemed, DTC’s practice is to determine by lot the amount of Notes of each participant to be redeemed.
Neither DTC nor Cede & Co. will itself consent or vote with respect to Notes, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to PPL Capital Funding as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the 2013 Notes are credited on the record date. PPL Capital Funding and PPL Corporation believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the 2013 Notes.
Payments of redemption proceeds, principal of, and interest on the 2013 Notes will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from PPL Capital Funding or its agent, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, the Trustee, PPL Capital Funding or PPL Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is the responsibility of PPL Capital Funding. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.
Except as provided in the prospectus supplement relating to the 2013 Notes, a beneficial owner will not be entitled to receive physical delivery of the 2013 Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the 2013 Notes.
DTC may discontinue providing its services as securities depositary with respect to the 2013 Notes at any time by giving reasonable notice to PPL Capital Funding. In the event no successor securities depositary is obtained, certificates for the 2013 Notes will be printed and delivered. PPL Capital Funding and PPL Corporation may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, PPL Capital Funding and PPL Corporation may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the 2013 Notes. In that event, certificates for such Notes will be printed and delivered. If certificates for Notes are printed and delivered,

•	the 2013 Notes will be issued in fully registered form without coupons;

•
a holder of certificated Notes would be able to exchange those Notes, without charge, for an equal aggregate principal amount of Notes of the same series, having the same issue date and with identical terms and provisions; and

•	a holder of certificated Notes would be able to transfer those Notes without cost to another holder, other than for applicable stamp taxes or other governmental charges.
However, PPL Capital Funding shall not be required to make transfers or exchanges of certificated Notes for a period of 15 days next preceding any notice identifying Notes to be redeemed, and PPL Capital Funding shall not be required to make transfers or exchanges of any certificated Notes designated in whole or in part for redemption, except the unredeemed portion of any 2013 Note being redeemed in part.
Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as Commission de Surveillance du Secteur Financier. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.
Distributions with respect to interests in the 2013 Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with Clearstream’s rules and procedures, to the extent received by DTC for Clearstream.
Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (“Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law, which are referred to collectively as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no records of or relationship with persons holding through Euroclear Participants.
Investors that acquire, hold and transfer interests in the 2013 Notes by book-entry through accounts with Euroclear or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.
Global Clearance and Settlement Procedures. Initial settlement for the 2013 Notes was made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.
Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC’s rules; however, such cross-market transactions will require delivery of instructions to Clearstream and Euroclear, as applicable, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time.
Because of time-zone differences, credits of the 2013 Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the 2013 Notes settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participants on such following business day. Cash received in Clearstream or Euroclear as a result of sales of the 2013 Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the interests in the global 2013 Notes certificates among participants of DTC, Clearstream and Euroclear, DTC, Clearstream and Euroclear are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time. Neither PPL Corporation nor PPL Capital Funding will have any responsibility for the performance by DTC, Clearstream and Euroclear or their direct participants or indirect participants under the rules and procedures governing DTC, Clearstream or Euroclear, as the case may be.
The information in this section concerning DTC, DTC’s book-entry system, Clearstream, Clearstream’s book-entry system, Euroclear and Euroclear’s book-entry system has been obtained from sources that PPL Capital Funding and PPL Corporation believe to be reliable. Neither PPL Capital Funding nor PPL Corporation take any responsibility for the accuracy of this information.